Momentive Performance Materials Inc.
22 Corporate Woods Boulevard
Albany NY 12211

October 1, 2010

Mr. Douglas Johns
Albany, NY

Dear Doug:

It is my pleasure to confirm your role of Executive Vice President, General Counsel and Secretary of Momentive Performance Materials Holdings LLC ("Momentive") and EVP and General Counsel of Momentive Performance Materials lnc. ("MPM Inc.") and Momentive Specialty Chemicals, Inc. The purpose of this letter is to outline some of the key terms of this role.

In your position you will be considered an employee of MPM Inc. headquartered in Albany, NY. You will report to Craig Morrison, President & CEO of Momentive.

You will continue to play an important leadership role in building future value with Momentive. Please acknowledge acceptance of this offer by signing in the space provided on the third page and returning a signed copy to Judy Sonnett, EVP Human Resources.

If you have any questions or there is anything requiring clarification, please do not hesitate to give me a call.

Sincerely,

Craig O. Morrison President & CEO

CM/sjj

MOMENTIVE PERFORMANCE MATERIALS INC.
FOR: Doug Johns

Position:
- Executive Vice President, General Counsel and Secretary of Momentive Performance Materials Holdings LLC;
- EVP and General Counsel, Momentive Performance Materials Inc. ("MPM Inc.");
- EVP and General Counsel, Momentive Specialty Chemicals, Inc.

Base Salary:
Your 2011 salary increase is accelerated to be effective October 1, 2010. Your base salary is increasing to $420,000 per year, paid bi-weekly. You will be eligible for your next performance and compensation review in April 2012.

Effective Date:	October 1, 2010

Incentive:
Based on your position and salary, you continue to be eligible to participate in the Annual Incentive Compensation Plan. Your target incentive award is now increased to 50% of your base salary effective October 1, 2010. The award earned for 2010 will be prorated based on the first three quarters of 2010 at your previous target percent, and the last quarter of the year at this increased target percent. The Incentive Compensation Plan is contingent upon the achievement of specific company financial goals.

The terms of this plan and eligibility for participation are reviewed annually.

Relocation:
Until September 30, 2012, you will be based in Albany, NY and commute to Columbus, OH on a mutually agreeable schedule at the expense of MPM Inc. After September 30, 2012, MPM Inc. may request that you work full time in Columbus, in which case you will be responsible for housing costs in Columbus and MPM Inc. will be responsible for transportation costs (including airfare) between Albany and Columbus. Except to

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the extent provided in the preceding sentence above, you will be covered under the Momentive Performance Materials Inc. Domestic U.S. Homeowner Benefits relocation policy benefits (or whatever company relocation policy that exists at the time) until September 1, 2014. Before initiating any action with your move, please contact Janet Berg - Human Resources Relocation, 614-225-2019.

In the event you don't comply with the MPM lnc.'s request to work full time in Columbus prior to September 1, 2014 and as a result you are terminated, such termination shall be deemed without Cause.

Severance:	In the event that you are terminated from the Company without Cause, you shall be entitled to applicable severance benefits for a period of 18 months.

Terms of Plans:	Some of the above are highlights of various plans or programs, and all are subject to the terms of the actual plans and programs.

"AT WILL" Statement	The legal nature of this employment contract is one "AT WILL," which means that either you or the Company can end this relationship at any time.

OFFER ACCEPTED:

/s/ Douglas A. Johns	October 3, 2010

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